EXHIBIT 99.1

Conatus Pharmaceuticals Reports First Quarter 2015 Financial Results and Program Updates

Meeting with FDA Provides Clarity on Initial Emricasan Registration Pathway in NASH Cirrhosis

Evaluating Expansion of Registration Strategy to Include NASH Fibrosis

SAN DIEGO, May 7, 2015 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the first quarter ended March 31, 2015, and provided updates on its initial registration pathway and clinical development programs.

Financial Results

The net loss was $6.0 million for the first quarter of 2015 compared with $5.2 million for the first quarter of 2014.

Research and development expenses were $3.9 million for the first quarter of 2015 compared with $3.7 million for the first quarter of 2014, reflecting higher clinical trial and personnel costs, including noncash stock-based compensation expense, partially offset by lower external manufacturing costs. General and administrative expenses were $2.1 million for the first quarter of 2015 compared with $1.6 million for the first quarter of 2014, reflecting higher personnel costs, including noncash stock-based compensation expense.

Cash, cash equivalents and marketable securities were $31.0 million at March 31, 2015, compared with $37.1 million at December 31, 2014. In April 2015, the company completed a public offering of 4,025,000 shares of its common stock at a price to the public of $5.75 per share, yielding estimated net proceeds of $21.4 million. Including net proceeds from the completed offering, the company is projecting a year-end 2015 balance of cash, cash equivalents and marketable securities in the mid-$20 million range.

Registration Pathway Update

Conatus met with the U.S. Food and Drug Administration (FDA) this week to discuss the company's proposed initial registration pathway for its lead compound, emricasan, in patients with liver cirrhosis due to non-alcoholic steatohepatitis (NASH).

Steven J. Mento, Ph.D., President and Chief Executive Officer of Conatus, said, "Our registration strategy for emricasan is based on three factors: 1) understanding how to dose emricasan in patients with different etiologies of liver disease; 2) understanding how to dose emricasan in patients with different levels of liver impairment; and 3) regulatory clarity on endpoints suitable for registration trials, in particular those potentially useful in accelerated approval pathways. Results from our trial in patients with non-alcoholic fatty liver disease (NAFLD), including a subset of patients with NASH, announced in March, and results from our three organ impairment trials, announced in January, addressed the first two factors and guided our initial focus on NASH-driven cirrhosis. Our meeting this week with the FDA provided us with important feedback on endpoints for our future trials."

In January 2015, the proceedings of a September 2013 NASH endpoints workshop sponsored by the American Association for the Study of Liver Diseases (AASLD) and the FDA were published online. The publication identified three validated surrogate clinical endpoints that could be useful for accelerated approval in patients with NASH-driven liver cirrhosis:  Model for End-stage Liver Disease (MELD) score, Child Pugh Turcotte (CPT) score, and hepatic venous pressure gradient (HVPG). Conatus has two ongoing clinical trials in patients with liver cirrhosis in which these three endpoints, MELD, CPT and HVPG, are being measured along with biomarkers.

In the meeting this week, the FDA provided feedback on the company's proposed patient populations and methods of measuring and analyzing the published validated surrogate endpoints of MELD, CPT, and HVPG in patients with NASH cirrhosis. Specific design details for registration trials are expected to be finalized based on results expected in the second half of 2015 from the two ongoing cirrhosis trials and additional feedback from regulatory agencies.

"Our clinical trials have demonstrated that emricasan's mechanism of action has the potential to benefit patient populations across the spectrum of liver disease," added Dr. Mento. "In addition to gaining feedback on surrogate endpoints for NASH cirrhosis trials during our meeting with the FDA, we also discussed the use of histology-based endpoints more broadly for future clinical trials. Based on this discussion, we are evaluating the potential to include a clinical trial in patients with NASH-driven fibrosis as a component of our overall emricasan registration strategy. We believe a trial in NASH fibrosis could provide additional safety data supportive of an initial registration in NASH cirrhosis and potentially extend our reach within the liver disease spectrum."

Program Updates

Conatus is developing emricasan for the treatment of patients with chronic liver disease including active clinical trials in:

  post-orthotopic liver transplant (POLT) recipients with liver fibrosis or cirrhosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy (POLT-HCV-SVR);
  patients with liver cirrhosis (LC) and portal hypertension (PH); and
  patients with LC and MELD scores of 11 to 18.

POLT-HCV-SVR Trial Update

In May 2014, the company initiated a double-blind, placebo-controlled Phase 2b clinical trial in POLT-HCV-SVR patients who will receive 25 mg of emricasan or placebo orally twice daily for two years. Consistent with its focus on cirrhosis, the company expanded the inclusion criteria in this trial to allow enrollment of patients with unresolved cirrhosis post-transplant. The trial is evaluating long-term safety and biopsy-based changes in fibrosis and cirrhosis. At the request of the company's independent data monitoring committee, the company now plans to keep results blinded until completion of the treatment and follow-up period to maintain the integrity of the final data analysis. Pre-treatment histology and biomarker data from an initial group of patients in this trial are expected to be available in the second quarter of 2015.

Portal Hypertension Trial Update

In September 2014, the company initiated an exploratory, open-label Phase 2 clinical trial in patients with LC of mixed etiologies and PH confirmed by HVPG procedure prior to enrollment. Patients will receive 25 mg of emricasan orally twice daily for 28 days. The co-primary endpoints are the changes from baseline in HVPG and cleaved Cytokeratin-18 (cCK18), a mechanism-specific biomarker that increases with liver disease severity. Secondary endpoints include changes from baseline in MELD score and CPT score. Top-line results from this trial are expected to be available in the third quarter of 2015.

Liver Cirrhosis Trial Update

Also in September 2014, the company initiated a double-blind, placebo-controlled Phase 2 clinical trial in patients with LC of mixed etiologies, mild to moderate liver impairment and a MELD score of 11 to 18 during the screening period. In the first stage, which is double-blind and placebo-controlled, patients will be randomized 1:1 to receive either 25 mg of emricasan or placebo orally twice daily for three months. The primary endpoint is change from baseline in cCK18. Secondary endpoints include changes from baseline in MELD score and CPT score. In the second stage, which will be open-label, patients who complete the first stage of the trial, either on treatment or placebo, may receive emricasan for up to an additional three months. Initial results from the first stage of this trial are expected to be available in the fourth quarter of 2015.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 36808402. A live and archived audio webcast of the call will also be available in the Investor Center of the company's website at http://ir.conatuspharma.com/events.cfm.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing emricasan, a first-in-class, orally active pan-caspase protease inhibitor, for the treatment of patients with chronic liver disease. To date, emricasan has been studied in over 550 subjects in fourteen clinical trials across a broad range of liver disease etiologies and stages of progression, and has demonstrated statistically significant, rapid and sustained reductions in elevated levels of key biomarkers of inflammation and apoptosis that are implicated in the severity and progression of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including: statements regarding Conatus' projected cash, cash equivalents and marketable securities; plans for an initial registration pathway for emricasan in NASH cirrhosis, the use of the published validated surrogate endpoints of MELD, CPT, and HVPG, and the potential expansion of the registration strategy to include NASH fibrosis; plans to keep results of the POLT-HCV-SVR trial blinded until completion of the treatment and follow-up period; the timeline to announce pre-treatment histology and biomarker data from the Phase 2b POLT-HCV-SVR clinical trial, top-line results from the Phase 2 PH clinical trial and initial results from the first stage of the Phase 2 LC clinical trial; the usefulness of accelerated approval pathways for emricasan; the ability to secure additional regulatory agency input; the ability to finalize initial registration trial details, subject to additional regulatory agency input, based on results expected in the second half of 2015 from the Phase 2 PH clinical trial and Phase 2 LC clinical trial; future clinical development plans for emricasan; emricasan's potential to benefit patients across the spectrum of liver disease; and the ability of a NASH fibrosis trial to provide additional safety data supportive of an initial registration in NASH cirrhosis and potentially extend the company's reach within the liver disease spectrum. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including: Conatus' ability to initiate and successfully complete current and future clinical trials; Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll subjects, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to use accelerated approval pathways and/or obtain orphan drug exclusivity for emricasan for any indication; results of future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the FDA's and other regulatory agencies' approval processes and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended
Statements of Operations	March 31,
	2015	2014

Operating expenses:
Research and development	$ 3,883,613	$ 3,650,598
General and administrative	2,081,309	1,595,247
Total operating expenses	5,964,922	5,245,845
Other income (expense):
Interest income	11,419	20,773
Interest expense	(17,500)	(17,500)
Other expense	(8,661)	(784)
Total other (expense) income	(14,742)	2,489
Net loss	$ (5,979,664)	$ (5,243,356)

Net loss per share, basic and diluted	$ (0.38)	$ (0.34)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	15,581,886	15,412,498

	March 31,	December 31,
Balance Sheets	2015	2014

Assets
Current assets:
Cash, cash equivalents and marketable securities	$ 31,003,331	$ 37,071,946
Prepaid and other current assets	541,111	796,818
Total current assets	31,544,442	37,868,764
Property and equipment, net	219,970	237,066
Other assets	558,704	342,051
Total assets	$ 32,323,116	$ 38,447,881

Liabilities and stockholders' equity
Current liabilities	$ 3,125,030	$ 4,175,233
Note payable	1,000,000	1,000,000
Deferred rent	93,994	58,699
Stockholders' equity	28,104,092	33,213,949
Total liabilities and stockholders' equity	$ 32,323,116	$ 38,447,881
CONTACT: MEDIA: David Schull
         Russo Partners, LLC
         (858) 717-2310
         David.Schull@RussoPartnersLLC.com

         INVESTORS: Alan Engbring
         Conatus Pharmaceuticals Inc.
         (858) 376-2637
         aengbring@conatuspharma.com